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                      April 27, 2023

       Brendan T. Cavanagh
       Chief Financial Officer
       SBA Communications Corporation
       8051 Congress Avenue
       Boca Raton, FL 33487

                                                        Re: SBA Communications
Corporation
                                                            Form 10-K for
fiscal year ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-16853

       Dear Brendan T. Cavanagh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction